Exhibit 23.1

KPMG

        KPMG LLP
        Chartered Accountants
        Suite 3300 Commerce Court West                  Telephone (416) 777-8500
        PO Box 31 Stn                                   Telefax (416) 777-8816
        Commerce Court Toronto ON M5L 1B2               www.kpmg.ca



                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Micromem Technologies Inc.



We consent to the incorporation by reference in the Registration Statement on Form S-8 (no. 000-26005) of Micromem Technologies Inc. of our report dated December 13, 2000, except as to note 16 (a), (b), and (c) which is as of January 19, 2001, which report appears in the October 31, 2000 annual report on Form 40-F of Micromem Technologies Inc. Our report dated December 13, 2000, except as to note 16(a), (b) and (c) which is as of January 19, 2001, contains additional comments for U.S. readers on Canada - U.S. reporting difference that states that conditions and events exist which raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.



/s/ KPMG LLP

Chartered Accountants


Toronto, Canada

March 5, 2001